Exhibit 99.1

Worksport Broadens Development with Advanced TerraVis COR™ Portable Solar & Battery System for Global Market Launch.

Global Energy Storage Projected to Increase to $546 Billion by 2035

TORONTO –February 9, 2021 — Worksport Ltd (OTCQB: WKSP) (or the “Company”) has expanded the development of its advanced TerraVis COR™ mobile energy storage system (ESS) that can be recharged via solar or conventional A/C power. It is an outgrowth of their ground-breaking TerraVis™ tonneau cover system, a recently introduced fusion of cutting-edge solar power, storage, and delivery.

Worksport CEO Steven Rossi estimates that the Company could have working prototypes of this system within 60-90 days, and possibly debut it to market within six months following the outset of final development. The TerraVis COR™ system is the first of its kind providing continually charged COR™ battery packs, where depleted batteries can be removed, recharged, and replaced, on-demand. The TerraVis COR system will be portable for jobsite and off-road uses, and will be marketed globally as standalone products, rechargeable by most common power sources as well as any solar panel.

“We are entering a lateral and much more extensive mobile energy market where not just light-duty truck owners will benefit from the many advanced features of TerraVis™,” Rossi said. “We are broadening our horizons with this new product, which can be used in emergency & disaster efforts; by contractors, vacationers, second-home owners, and campers; as well as in rural areas for agricultural purposes - among many other applications where portable energy is a necessity. Depleted COR™ batteries can be recharged with solar power or by plugging them right into a wall outlet. We are extremely excited about this development and believe it will be yet another gamechanger for Worksport, in addition to its TerraVis™ system. The TerraVis COR™ system is expected to launch globally later this year. There are also plans to further expand TerraVis COR™ to grid micro-charging stations for smaller form-factor EVs. As well, plans are in motion to pursue applications within Freight & Transport, Marine, and Rail industries.”

To aid in rapid product development, Rossi said Worksport has hired four additional staff members, including two industrial engineers. Worksport has also entered into a large contract with a special engineering firm that has extensive knowledge and resources of battery systems, charge controllers, and sine-wave inverters. The firm possesses a vast network of resources with numerous military and enterprise-level contracts. An announcement pertaining to this relationship is expected soon.

In addition, Rossi expects the TerraVis COR™ battery system to be assembled in North America - most likely in Ontario - as part of a Worksport trend to bring back production from overseas.

“The portable battery storage market is huge, and the trend is growing,” Rossi said. “The TerraVis COR™ will bring immense value to not just truck owners, but also the global consumer market, forecasted to grow to over $546 Billion by 2035. There will be cost advantages and attractive pricing for these very innovative, patented products. We look forward to telling investors and shareholders all about them along with the launch of the TerraVis™ pre-order site as soon as possible.”

Invest Now

To participate in Worksport’s current Regulation-A+ offering, interested investors are encouraged to navigate over to the company’s investment platform (www.invest.worksport.com). Every investment dollar will be used to further the Company’s growth. Minimum investment is $2000, and all securities purchased will be registered and tradeable. Investors have an opportunity to purchase one (1) common share and one 12-month warrant, directly from the company.”

To stay up-to-date on all of the latest news, investors, supporters, and shareholders are also encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters at www.worksport.com and www.goterravis.com. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and attractively priced tonneau covers for light-duty trucks such as the Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information, please visit www.worksport.com. Currently trades on the OTCQB Market, under the trading symbol “WKSP.”

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information, please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ‘s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.